EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE
              Quarter and Six Months Ended June 30, 1995 and 1994
                      (In $000s except per share amounts)

                                                                     QUARTER ENDED        SIX MONTHS ENDED
                                                                        JUNE 30,               JUNE 30,
                                                                    1995      1994 (1)    1995     1994 (1)
                                                                   ------     --------   ------    --------
Net income                                                         $2,301     $1,926     $3,202     $2,616

Less subsidiary preferred stock dividend                              (32)       (32)       (64)       (64)
                                                                   ------     ------     ------     ------
Income applicable to common stock
   for primary earnings per share                                   2,269      1,894      3,138      2,552

Add interest expense, net of income tax effects,
   attributable to convertible debentures                              28         31         56         62
                                                                   ------     ------     ------     ------
Income applicable to common stock for
   fully diluted earnings per share                                $2,297     $1,925     $3,194     $2,614
                                                                   ======     ======     ======     ======

Weighted average common shares outstanding                          6,155      6,089      6,153      6,088
Additional shares assuming:
   Exercise of stock options and warrants                             382        250        325        201
                                                                   ------     ------     ------     ------
   Shares used for primary earnings per share                       6,537      6,339      6,478      6,289
Additional shares assuming:
   Exercise of stock options and warrants                              32          9         89         58
   Conversion of 10% Convertible
     Subordinated Debentures due 1996                                 248        276        248        276
                                                                   ------     ------     ------     ------
Shares used for fully diluted earnings per share                    6,817      6,624      6,815      6,623
                                                                    =====      =====      =====      =====

Earnings per share:

   Primary                                                           $.35       $.30       $.48       $.41
                                                                     ====       ====       ====       ====

   Fully diluted                                                     $.34       $.29       $.47       $.39
                                                                     ====       ====       ====       ====


(1) Weighted average common shares outstanding for the quarter and six months ended June 30, 1994 have been restated to include the effect of a 3-for-2 stock split paid on May 15, 1995.

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